EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of this statement on Schedule 13G, including any amendments thereto.  This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated:  November 6, 2014
OBSIDIAN MANAGEMENT LLC

By:	/s/ Carl D. Berg
	Name:	Carl D. Berg
	Title:	Member

/s/ Carl D. Berg
CARL D. BERG

/s/ Carl D. Berg
CARL D. BERG, not individually, but solely as trustee of the CARL BERG GST EXEMPT 2012 TRUST and the BERG FAMILY 2010 TRUST

/s/ Matthew W. Etheridge
MATTHEW W. ETHERIDGE

H BROTHERS LLC

By:	Heyman Enterprise LLC, its managing member

By:	/s/ Lazarus S. Heyman
	Name:	Lazarus S. Heyman
	Title:	Managing Member

HEYMAN ENTERPRISE LLC

By:	/s/ Lazarus S. Heyman
	Name:	Lazarus S. Heyman
	Title:	Managing Member